Exhibit 10.2

EXECUTION VERSION

XL RE LTD
AND
XL LIFE REINSURANCE (SAC) LTD. (FOR ITSELF AND ACTING IN RESPECT OF ITS SEGREGATED ACCOUNT XL-1)
RETROCESSION AGREEMENT

26. Variation	37
27. Assignment and Subcontracting	37
28. Notices	38
29. Governing Law	38
30. Expert Resolution	39
31. Jurisdiction	39
32. Process Agent	40
33. Delays, Errors and Omissions	40
34. Counterparts	40

Schedule 1 Retroceded Policies
Part A SPA Business
Part B Non-SPA Business
Part C Security Agreements
Part D Ancillary Documents
Schedule 2 Client Account Reporting Information
Part A Client Account Report Information
Part B Relevant Account Report Information
Part C Client Account Report Format
Schedule 3 Agreed Capital Level
Schedule 4 Investment Management Arrangements
Part A Management of Retrocedant Assets
Part B Management of Retrocessionaire's Assets
Part C Disputes
Part D Delivery of Reports and Notices
Part E Liability of XL GIL and the XL Retrocedants
Schedule 5 Initial Funds-Withheld Portfolio

Agreed Form Documents
1. Client Account Report
2. Relevant Account Report
3. SIMA(s)
4. Non-SPA Retrocedant Guidelines
5. SPA Retrocedant Guidelines
6. Participation Agreement
7. Retrocessionaire Guidelines
8. Deed of Charge
9. Investment Management Governance and Operating Framework

THIS AGREEMENT is made on May 30, 2014
BETWEEN:

(1)	XL Re Ltd, a company incorporated under the laws of Bermuda (registered no. EC21291) whose registered office is at O'Hara House, One Bermudiana Road, Hamilton HM08, Bermuda (the "Retrocedant");

(2)
XL Life Reinsurance (SAC) Ltd., an exempted company incorporated in Bermuda with registration No. 49002 and registered as a segregated accounts company under the SAC Act (as defined below), whose registered office is at O'Hara House, One Bermudiana Road, Hamilton, HM08, Bermuda (the "Company"); and

(3)
XL Life Reinsurance (SAC) Ltd., an exempted company incorporated in Bermuda with registration No. 49002 and registered as a segregated accounts company under the SAC Act (as defined below), whose registered office is at O'Hara House, One Bermudiana Road, Hamilton, HM08, Bermuda acting in respect of its segregated account XL‑1 (the "Retrocessionaire"), each a "Party" and together "the Parties".
INTRODUCTION:

(A)
The Company is incorporated in Bermuda as a segregated accounts company pursuant to the SAC Act (as defined below), licensed as a Class C insurer pursuant to the Insurance Act (as defined below) and has established the Retrocessionaire for the purpose of reinsuring the Retroceded Policies.

(B)	The Retrocedant has agreed that the Retrocessionaire will reassure it in respect of the Retroceded Policies.

(C)	The Parties wish to record the terms of the above agreement in this Agreement.
The Parties agree as follows:

1.	INTERPRETATION
"Account Date" means 1 January 2014 and thereafter each 1 April, 1 July, 1 October and 1 January in each year and the last "Account Date" shall be the first such date falling after the last Reporting Date;
"Actuary" means the Retrocedant's Actuary and/or the Retrocessionaire's Actuary (as the context requires);
"Administration Services Agreement" means the services agreement to be entered into between the Service Provider and XL Services UK Limited, the Retrocedant (acting through its UK branch) and XL Re Europe (acting through its UK branch) providing for the transfer of certain resources from the XL Group to the Service Provider and the provision of certain administration services for the benefit of the XL Retrocedants;

"Affiliate" means with respect to any person, at the time in question, any other person controlling, controlled by or under direct or indirect common control with such person. For this purpose "control" means the power to direct or cause the direction of the management or policies of a person through the ownership of securities, by contract or otherwise and the terms "controlling" and "controlled" shall be construed accordingly;
"Agreed Capital Level" means as at a Relevant Date, the amount determined in accordance with the provisions of Schedule 3;
"Applicable Law and Regulation" means, at any time, and in respect of a Party, any and all of the following as applicable to that Party and in force at that time:

(a)
legislation (including enactments, statutes, statutory instruments, treaties, regulations, orders, directives, by-laws and decrees) and common law, in each case applicable to the relevant Party from time to time in the context of the performance of its obligations under the Agreement or enjoyment of its rights under this Agreement;

(b)
binding regulatory rules and binding codes of conduct, directions, rules and guidance issued by the BMA (or any rules from time to time in force which replace such rules), such rules and guidance as reasonably interpreted by a Party in accordance with any specific advice or individual guidance provided to that Party by the relevant regulator in respect of that rule (a "Regulatory Requirement"); and

(c)	judgments, resolutions, decisions, orders, directions, notices, demands or other requirements of a competent court, tribunal or the BMA;
"Balance" means for the purposes of calculating a Call Amount or Return Amount the balance standing to the credit of a Relevant Account valued in accordance with the Valuation Basis, which shall be deemed to be increased by the amount of $2.1m in the case of the Funds-Withheld Accounts, but only until such time as any amount due to the Retrocedant or the Retrocessionaire pursuant to Clause 4.2.1 or 4.2.2, as applicable, is paid; provided, however, that in no event shall the Balance take into account any assets deposited in or credited to such Relevant Account by the Retrocedant or on its behalf by a member of the XL Group as contemplated by Clause 7.8;
"Base Amount" means in respect of a Security Account, the amount the Retrocedant is required to maintain in that Security Account pursuant to the Security Agreement applicable to such Security Account, or as operated by the Retrocedant as at the date of this Agreement;
"BMA" means the Bermuda Monetary Authority;
"Board Resolution" means the resolution approved by the Board on 25 April 2014 pursuant to which the Retrocessionaire was created;
"Buffer Percentage" means 1%;

"Business Day" means any day other than a Saturday or Sunday or public or bank holiday in England and Bermuda;
"Buyer's Group Undertaking" means Holdco or a company which is, at any time on or after the date of this Agreement, a subsidiary or holding company of Holdco or a subsidiary of a holding company of Holdco and includes the Company after the date of completion of the sale of the Company to Holdco pursuant to the Sale and Purchase Agreement;
"Call Amount" means in respect of:

(a)
a Security Account, the amount (if any) by which the Balance of that Security Account as of any Valuation Date is less than the Collateral Amount for that Security Account as of such Valuation Date; or

(b)
the Funds-Withheld Accounts, the amount (if any) by which the aggregate Balance of the Funds-Withheld Accounts as of any Valuation Date is less than the Collateral Amount for the Funds-Withheld Accounts as of such Valuation Date;

"Call Amount Default" means, with respect to any Relevant Account, the failure by the Retrocessionaire to pay any Call Amount with respect to such Relevant Account on or prior to the Due Date therefor in accordance with the terms of this Agreement and such Call Amount Default shall be deemed to continue until such time as the Call Amount due in respect of such Relevant Account (as adjusted as of any Valuation Date), together with all interest accrued thereon in accordance with Clause 8.10, is paid by the Retrocessionaire to the Retrocedant;
"Call Amount Default Period" means the period commencing as of the Business Day immediately following the occurrence of either a Call Amount Default as defined in this Agreement or a "Call Amount Default" as defined in either of the other XL Retrocession Agreements and shall continue until such time as no Call Amount Default under this Agreement nor any "Call Amount Default" as defined in either of the other XL Retrocession Agreements is continuing;
"Call Notice" has the meaning given to it in Clause 8.4;
"Capital Notice" has the meaning given to it in Clause 11.2;
"Capital Notice Challenge" has the meaning given to it in Clause 11.3;
"Capital Requirements" means the regulatory capital requirements of the Company and/or the Retrocessionaire calculated in accordance with the Insurance Act;
"Centre of Main Interest" has the meaning given to it in the EC Council Regulation of 29 May 2000 on insolvency proceedings (1346/2000/EC);
"Change of Control" means the occurrence of an event following the completion of the sale of the Company and the Retrocessionaire to Holdco pursuant to the Sale and Purchase Agreement whereby:

(a)
Holdco or the Investors, in aggregate, ceases to legally and beneficially own 100% of the issued and outstanding ordinary shares of capital stock of the Company or any such shares become subject to any encumbrance that is not removed within 30 days;

(b)	Holdco ceases to be the sole beneficial owner of the Retrocessionaire or any such beneficial interest become subject to any encumbrance;

(c)
the Company or the Retrocessionaire amalgamates, merges or consolidates with or into any other person or issues any securities, or any instruments convertible or exchangeable into securities, or otherwise conveys to any person any right to acquire any securities of the Company or the Retrocessionaire;

(d)	the Retrocessionaire transfers, including by way of reinsurance, all or substantially all of its business, liabilities or assets;

(e)
Holdco amalgamates, merges or consolidates with or into any other person or issues any securities, or any instruments convertible or exchangeable into securities, or otherwise conveys to any person other than the Investors any right to acquire any securities of Holdco; or

(f)	any Investor sells, disposes of or transfers any of its interest in Holdco other than pursuant to a transfer permitted by the Investor Support and Undertakings Agreement;
"Client Account Report " means the report in the agreed form to be delivered pursuant to Clause 6.1, reflecting the Client Account Report Information in respect of each Retroceded Policy;
"Client Account Report Information" means the information specified in Part A of Schedule 2, to be provided by the Retrocedant in respect of each Retroceded Policy and reflected in the Client Account Report;
"Client Account Reporting Period" means a period of one Quarter;
"Closing Excess Assets" means $35m at the date of this Agreement, reducing by $7m on each of the first five anniversaries of this Agreement;
"Collateral Amount" means:

(a)	in the case of a Security Account, the sum of: (i) the Base Amount as at the Relevant Date; and (ii) an amount as at the Relevant Date, equal to the Base Amount multiplied by the Buffer Percentage; or

(b)
in the case of the Funds-Withheld Accounts, the sum of: (i) the aggregate Value of the Funds-Withheld Reserves as at the Relevant Date; and (ii) an amount as at the Relevant Date equal to the Funds-Withheld Reserves multiplied by the Buffer Percentage;

"Collateral Fee" means an interest rate equal to the 5-year U.S. treasury bond rate plus 700 basis points;
"Collateral Fee Payment Date" has the meaning given to it in Clause 8.9;
"Collateral Fee PIK Amount" means, as of any date, the amount of any Collateral Fees added to the Collateral Fee PIK Amount pursuant to Clause 8.9, less the amount of any Collateral Fee PIK Amounts repaid by the Retrocessionaire pursuant to Clause 8.9;
"Constitutional Documents" means the following documents:

(a)	the memorandum of association of the Company;

(b)	the bye-laws of the Company; and

(c)	the Participation Agreement;
"Conversion Rate" means, in respect of any amount to be converted from one currency into a second currency, the relevant rate used by the Retrocedant in the preparation of its accounts will be treated as the prevailing rate as at the Relevant Date;
"Costs" means all losses, liabilities, costs (including legal costs and experts' and consultants' fees), charges, expenses, actions, proceedings, claims and demands;
"Cross-Agreement Recapture Event" means an event which gives rise to the obligation to pay a Recapture Amount (as defined in each of the XL Retrocession Agreements respectively) under more than one of the XL Retrocession Agreements;
"Currency Block" means, in respect of the Retrocedant, all Retroceded Policies ceded to this Agreement by the Retrocedant that are denominated in a particular currency;
"Custodian" means such authorised person serving from time to time as the custodian of a Security Account and/or the Funds-Withheld Accounts;
"Data Protection Laws" means, in relation to a Party, the laws and regulations applicable to that Party regulating data protection, data privacy and/or the protection of personal and/or sensitive information, including, where applicable: the relevant principles of the Insurance Code of Conduct issued by the Bermuda Monetary Authority in February 2010 relating to the safeguard of sensitive information and the requirements for appropriate risk management procedures relating to the same; and laws implementing EU Directive 95/46/EC (including for example the UK Data Protection 1998);
"Deed of Charge" means the Bermuda law governed fixed and floating charge entered into on the same date as this Agreement between (1) the Retrocessionaire; (2) the Retrocedant; (3) XL Re (UK) and (4) XL Re Europe;
"Difference" means the amount (whether positive or negative) determined by the sum of: (i) the Recapture Amount determined by the Retrocedant's Actuary; less (ii) the Recapture Amount determined by the Expert pursuant to Clause 30;
"Dispute" has the meaning given to it in Clause 31.1;

"Distribution" means every description of dividend or distribution of the Retrocessionaire's assets to its beneficial owner(s) whether in cash or otherwise;
"Due" has the meaning given under section 4.90(4) of the Insolvency Rules 1986;
"Due Date" has the meaning given to it in Clause 8.10;
"Effective Date" means 1 January 2014;
"Event of Default" means any event or circumstance referred to in Clause 5.2;
"Expert" has the meaning given to it in Clause 30.1;
"Funds-Withheld Accounts" means the cash and securities accounts established by the Retrocedant in relation to the Non-SPA Business, for the purposes of this Agreement;
"Funds-Withheld Assets" means the assets from time to time deposited in or otherwise standing to the credit of the Funds-Withheld Accounts;
"Funds-Withheld Reserves" means in respect of the Retroceded Policies relating to the Non-SPA Business identified with a reserve basis "B" in Schedule 1, an amount as at the Relevant Date, equal to 110% of the amount of the reserves calculated in accordance with the methodology the Retrocedant reflects in the XL Group financial reports in accordance with US GAAP (or such other accounting principles, practices or standards as may succeed US GAAP);
"Guidance Notes" means the guidance notes issued by the Insurance Department of the BMA, as amended or supplemented from time to time;
"Guidelines" means the Non-SPA Retrocedant Guidelines and/or the SPA Retrocedant Guidelines as the context requires;
"Holdco" means GreyCastle Holdings Ltd, a company incorporated under the laws of Bermuda whose registered office is at Clarendon House, 2 Church Street, Hamilton, Bermuda;
"In-Force" means, in respect of any reassurance or retrocession treaty or agreement, such treaty or agreement if, and only if, the Retrocedant has any liability or potential liability under it;
"Initial Funds-Withheld Portfolio" means the cash and investment assets set out in Schedule 5.
"Insolvency Event" means, in respect of the Company, the Retrocessionaire or Holdco (unless otherwise specified below):

(a)
that person is or becomes insolvent, it is, or becomes, unable, or admits its inability to pay, its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (or any class of them) with a view to rescheduling any of its indebtedness;

(b)
the value of the assets of that person is or becomes less than its liabilities (taking into account contingent and prospective liabilities), in each case calculated and determined on the basis of, and by reference to either the relevant regulatory returns or the relevant accounts;

(c)	a moratorium is declared in respect of that person’s indebtedness;

(d)	any corporate action, regulatory action, legal proceedings, or other procedure or step is taken for:

(i)
the suspension of payments by, or a moratorium of any indebtedness, winding-up (including a petition for winding up presented against the Company by the BMA pursuant to Section 35 of the Insurance Act), dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise, but in each case other than a voluntary and solvent liquidation, or a reorganisation, for the purposes of reconstruction or amalgamation) of, that person;

(ii)	a composition, compromise, assignment or arrangement with one or more of that person’s creditors or any class of them;

(iii)
the appointment of a liquidator, receiver, administrative receiver, administrator, examiner, trustee in bankruptcy, compulsory manager or other similar officer in respect of all or substantially all of that person’s assets (including, in the case of the Retrocessionaire, the appointment of a receiver over its business and assets in accordance with the provisions of the SAC Act); or

(iv)	enforcement of any security over all or a substantial part of that person’s assets, and where such corporate action, legal proceedings or other procedure or step is taken by any third party other than that person and its directors, the action, proceedings, procedure or step (as the case may be) is not discharged, stayed or dismissed within fifteen (15) days;

(e)
an encumbrancer takes possession of the whole or any substantial part of the assets of that person or distress or execution is levied or enforced upon or sued out against the whole or any substantial part of that person's assets and, in the case of any of the foregoing events, the matter is not discharged, stayed or dismissed within fifteen (15) days;

(f)
any matter, or the occurrence of any event, in any jurisdiction which corresponds with, or has an effect equivalent to, or is otherwise analogous to, any of the matters or events referred to at any of (a) to (e) (in each case inclusive) above; or

(g)	the Retrocessionaire or the Company ceases or suspends or threatens to cease or suspend all or a material part of its operations or business for a period of more than 20 Business Days;

"Insurance Act" means the Insurance Act 1978 (as amended) of Bermuda and its related regulations;
"Interests" means all rights and obligations of a Non-Lead Investor in connection with its direct or indirect investment in the Retrocessionaire and its obligations in respect of Investor Capital Calls, including its obligations set out in the Investor Support and Undertakings Agreement and the Investor Contingent Capital Commitments (as such term is defined in the Investor Support and Undertakings Agreement);
"Investment Management Costs" means any Costs consisting of: (i) investment management fees and other costs or expenses of any XL External Managers, (ii) costs or expenses of any Custodians, and (iii) costs and expenses of third-party accountants, in each case that are suffered or incurred by the Retrocedant or XLGIL in connection with the operation of the Security Accounts and/or the Funds-Withheld Accounts, in the case of clause (iii) not to exceed three basis points of the assets under management in the Security Accounts and the Funds-Withheld Accounts per annum and, in each such case, including, without limitation, (x) any costs and expenses incurred in terminating or appointing any XL External Managers or Custodians, and (y) any withholding payments, taxes, fees, duties, levies and contributions or charges in the nature of a tax (whether supranational, domestic or foreign) on or associated with any of the foregoing amounts (including, without limitation, VAT and any E.U. “financial transactions tax” or similar taxes), and any penalty or interest connected therewith. In addition, following a Retrocessionaire Change of Authority, Investment Management Costs shall also include all of the foregoing types of Costs suffered or incurred by the Retrocedant or XLGIL in managing the assets of the Retrocessionaire, as well as any: (i) investment management fees and other costs or expenses of any Retrocessionaire Managers (including any costs and expenses incurred in terminating or appointing any Retrocessionaire Managers), (ii) third party costs and expenses incurred by XLGIL in connection with the management of the assets of the Retrocessionaire, and (iii) XLGIL's internal costs and expenses incurred in connection therewith (including the cost of the time expended by personnel of XLGIL with respect to any such activities).
"Investment Management Governance and Operating Framework" means the governance framework in the agreed form in relation to investment management to be adopted by the Retrocessionaire;
"Investor Capital Calls" means the mandatory commitments imposed on the Investors under the Sale and Purchase Agreement, the Investor Support and Undertaking Agreement and the Investor Contingent Capital Commitments (as such term is defined in the Investor Support and Undertakings Agreement), requiring them to contribute cash to the Retrocessionaire upon the terms and conditions set forth therein;
"Investor Contingent Capital Commitment Letter" has the meaning given in the Sale and Purchase Agreement;
"Investor Support and Undertakings Agreement" means the agreement between the XL Retrocedants, the Retrocessionaire, the Company, Holdco and the Investors dated on or about 30 May 2014;

"Investors" means all holders of share capital from time to time in Holdco;
"Lead Investors" means the Investors so identified in the Investor Support and Undertakings Agreement and such other person who from time to time acquires the rights and/or obligations of such persons, whether by assignment, novation, operation of law or otherwise;
"Losses" means, without limiting in any way the provisions of Clause 2.4, the gross amount of any:

(a)
liability for losses, claims, payments, other Costs made and/or incurred and settlements under or in respect of the Retroceded Policies and risks ceded and attaching to the Retroceded Policies, including ex-gratia payments, "without prejudice" payments, extra contractual payments arising under a Retroceded Policy, punitive settlements and interest payments;

(b)
liability for payments to Underlying Cedants in consequence of recapture, novation or termination of Retroceded Policies, premium rebates, returns (including in respect of errors in calculations performed by an Underlying Cedant prior to the Effective Date), refunds, surrender payments, commissions, brokerage, and profit share payments in respect of the Retroceded Policies;

(c)
regulatory levies (including to the extent applicable levies under the United Kingdom Financial Services Compensation Scheme), but not fines, penalties or other financial sanctions, to the extent referable to the Retroceded Policies;

(d)	any Costs relating to any disputes with Underlying Cedants in respect of a Retroceded Policy;

(e)	any Costs associated with complying with a periodic payment order relating to a Retroceded Policy;

(f)	any Costs, including interest payable, in respect of the late payment of amounts owed under a Retroceded Policy;

(g)	allocated external loss adjustment expenses in respect of the Retroceded Policies; and

(h)
any other Costs relating to the Retrocedant's obligations as reinsurer under the Retroceded Policies which is suffered or incurred by the Retrocedant and which is not otherwise excluded under this Agreement, and includes, for the avoidance of doubt, any irrecoverable VAT component of the losses in (d) above;
"Maximum Investor Capital Call Amount" means as of any date the aggregate maximum amounts under all Investor Contingent Capital Commitment Letters;
"Non-Lead Investor" means any Investor other than a Lead Investor;
"Non-SPA Business" means the Retroceded Policies identified in Part B of Schedule 1;

"Non-SPA Premium" has the meaning given to it in Clause 3.1.2;
"Non-SPA Retrocedant Guidelines" means the investment guidelines in the agreed form in relation to the management of the Funds-Withheld Assets, as may be amended or modified from time to time in accordance with Clause 10.6 and Schedule 4;
"Notice of Challenge" has the meaning given to it in Clause 8.13;
"Participation Agreement" means the agreement between the Company, the Retrocessionaire and the XL Retrocedants establishing a participation interest in the Retrocessionaire in favour of the XL Retrocedants, dated on or about the date of this Agreement;
"Period of Risk" means the period commencing on the Effective Date and ending on the earlier of: (a) the date on which the last of the Retroceded Policies ceases to be In-Force; or (b) the date on which the Retroceded Policies are recaptured in accordance with Clause 5;
"Permitted Assets" means:

(a)	in respect of the SPA Business, assets permitted to be held in the Security Accounts under both the relevant Security Agreement and the SPA Retrocedant Guidelines; or

(b)	in respect of the Non-SPA Business, assets permitted to be held under the Non-SPA Retrocedant Guidelines;
"Potential Event of Default" means any event or circumstance which might reasonably be expected to become an Event of Default;
"Premium" means together the SPA Premium and the Non-SPA Premium;
"Proceedings" has the meaning given to it in Clause 31.3;
"Process Agent" has the meaning given to it in Clause 32.1;
"Quarter" means a calendar quarter ending on one of 31 March, 30 June, 30 September or 31 December in any relevant year;
"Recapture Agreement Period" has the meaning given to it in Clause 5.4;
"Recapture Amount" means the sum of:

(a)	an amount equal to the Reserves in respect of the recaptured Retroceded Policies, calculated as at the relevant Valuation Date; less

(b)	an amount equal to the aggregate Value as at the relevant Valuation Date, of the assets deposited in or otherwise standing to the credit of all of the Relevant Accounts, subject to Clause 5.7;

"Reinsured Event" means any and all risks reinsured by the Retrocedant pursuant to the Retroceded Policies;
"Relevant Accounts" means the Security Accounts and/or the Funds-Withheld Accounts as the context requires;
"Relevant Account Information" means the information in Part B of Schedule 2 to be provided by the Retrocedant in respect of each Relevant Account and to be reflected in the Relevant Account Report;
"Relevant Account Period" means each period from and including an Account Date to, but excluding, the next following Account Date, save that on termination of this Agreement the last Relevant Account Period shall be from and including the Account Date falling in the immediately preceding Relevant Account Period to, but excluding, the date of termination;
"Relevant Account Report" means the report in the form to be agreed to be delivered pursuant to Clause 6.2, reflecting the Relevant Account Information in respect of each Relevant Account;
"Relevant Agreement" has the meaning given to it in Clause 5.8.2;
"Relevant Date" means for the purpose of any calculation or the determination of any right or liability, the date as at which such calculation is to be carried out or as at which such right or liability is to be determined as specified in this Agreement or, if such day is not a Business Day, the Business Day immediately preceding such day;
"Replaced Assets" has the meaning given to it in Clause 8.15.1;
"Reporting Date" means the 10th Business Day of each Quarter and the last "Reporting Date" shall be the first such date falling after termination of this Agreement;
"Reserves" means the provisions the Retrocedant is or would be required to make to cover its reinsurance liabilities arising under or in connection with its obligations in respect of the Retroceded Policies following recapture pursuant to Clause 5.3 of the business ceded to the Retrocessionaire, calculated in accordance with Applicable Law and Regulation applying to reinsurers in Bermuda or, if greater, such provisions calculated on the basis on which the Retrocedant operates the SPA Business;
"Retrocedant's Actuary" means the person appointed by the Retrocedant from time to time to perform the function referred to in 4.3.13R of the Supervision Manual of the Relevant Regulator Handbook of Rules and Guidance;
"Retroceded Policies" means, at any time, such of the reassurance and retrocession treaties and agreements listed in Parts A and B of Schedule 1 as are In-Force at that time;
"Retrocessionaire Capital Account" means the account established pursuant to Clause 14;

"Retrocessionaire Capital Account Assets" means the assets from time to time credited to the Retrocessionaire Capital Account;
"Retrocessionaire Change of Authority" has the meaning given to it in Clause 5.9;
"Retrocessionaire Guidelines" means the investment guidelines in relation to the management of the assets of the Retrocessionaire, as may be amended or modified from time to time in accordance with Clause 10.6 and Schedule 4;
"Retrocessionaire IMA(s)" means the investment management agreement(s) entered into from time to time between the Retrocessionaire and one or more Retrocessionaire Managers pursuant to Clause 10.6 and Schedule 4, setting out the terms on which the assets of the Retrocessionaire may be managed on behalf of the Retrocessionaire in accordance with the Retrocessionaire Guidelines, in a form meeting the requirements of the provisions of Schedule 4;
"Retrocessionaire Manager" means any investment manager appointed by the Retrocessionaire in accordance with the provisions of Schedule 4 to manage its assets;
"Retrocessionaire Uncured Breach" has the meaning given to it in paragraph 2.1.1 of Part B of Schedule 4;
"Retrocessionaire's Actuary" means the person appointed from time to time by the Retrocessionaire to perform the function referred to in section 26 of the Bermuda Insurance Act 1978 and the Guidance Note #9;
"Return Amount" means in respect of:

(a)
a Security Account, the amount (if any) by which the Balance of that Security Account as of any Valuation Date is more than the Collateral Amount for that Security Account as of such Valuation Date; or

(b)
the Funds-Withheld Accounts, the amount (if any) by which the aggregate Balance of the Funds-Withheld Accounts as of any Valuation Date is more than the Collateral Amount for the Funds-Withheld Accounts as of such Valuation Date;

"Return Notice" has the meaning given to it in Clause 8.4;
"SAC Act" means the Segregated Accounts Companies Act 2000 (as amended) of Bermuda;
"Sale and Purchase Agreement" means the agreement between Holdco as "Purchaser" and XL Insurance (Bermuda) Limited as "Seller", dated 1 May 2014;
"Security" means any mortgage, charge (whether fixed or floating, legal or equitable) pledge, lien, assigned by way of security or other security interest securing any obligation of any person.
"Security Account Assets" means the assets from time to time deposited in or otherwise standing to the credit of a Security Account;

"Security Accounts" means the accounts secured in favour of the Underlying Cedants, established pursuant to the Security Agreements by the Retrocedant to support the Retrocedant's obligations under the Retroceded Policies relating to the SPA Business;
"Security Agreements" means the security agreements which relate to the SPA Business as listed in Part C of Schedule 1 and the ancillary documents relating thereto as listed in Part D of Schedule 1;
"Segregated Account Matters" means any dispute, controversy or claim arising out of or relating to (i) the validity and effectiveness of the establishment and operation of the Company and/or the Retrocessionaire under the SAC Act (ii) the application or interpretation of the SAC Act, or (iii) compliance with or the interpretation or effect of Clause 13 (Segregated Accounts) of this Agreement;
"Service Provider" means GreyCastle Services Limited, a company incorporated under the laws of England and Wales (registered no. 09019536), whose registered office is at 20‑22 Bedford Row, London, WC1R 4JS;
"SIMA" means one or more sub-investment management agreement entered into from time to time between XL GIL acting on behalf of the Retrocedant, the Retrocessionaire and one or more XL External Managers pursuant to Clause 10.6 and Schedule 4, setting out the terms on which the Funds-Withheld Assets and the Security Account Assets may be managed on behalf of the Retrocedant in accordance with the Guidelines, in the agreed form, as revised from time to time in accordance with the provisions of Schedule 4;
"SPA Business" means the Retroceded Policies identified in Part A of Schedule 1;
"SPA Premium" has the meaning given to it in Clause 3.1;
"SPA Retrocedant Guidelines" means the investment guidelines in the agreed form in relation to the management of the Security Account Assets, as may be amended from time to time in accordance with Clause 10.6 and Schedule 4;
"Substitution Notice" has the meaning given to it in Clause 8.14;
"Total Premium" has the meaning given to it in Clause 3.3;
"Transaction Documents" means together this Agreement, the Administration Services Agreement, the SIMA(s), the Security Agreements, the Floating Charge, the Guidelines, the Retrocessionaire IMA(s), the other XL Retrocession Agreements, the Investor Support and Undertakings Agreement, the Constitutional Documents, the Transitional Services Agreement and the Retrocessionaire Guidelines;
"Transitional Services Agreement" has the meaning given to it in the Sale and Purchase Agreement;
"Trigger Event Date" has the meaning given to it in the Investor Support and Undertakings Agreement;

"UK Regulators" means the Prudential Regulation Authority and the Financial Conduct Authority and any successors thereto;
"Uncured Breach" has the meaning given to it in paragraph 2.3.1 of Part A of Schedule 4;
"Underlying Cedants" means the persons identified in the column headed "Underlying Cedant" in the table in Schedule 1;
"USD" or "$" means the lawful currency of the United States of America;
"Valuation Agent" means:

(a)	with respect to a Security Account, the "Valuation Agent" as defined in a Security Agreement; and

(b)	with respect to the Funds-Withheld Accounts, the Retrocedant's Actuary;
"Valuation Basis" means:

(a)	in the case of a Security Account, the valuation methodology set out in the Security Agreement applicable to such Security Account as applied by the Retrocedant as at the date of this Agreement; and

(b)
in the case of the Funds-Withheld Accounts, the actuarial principles disclosed from time to time to the Retrocessionaire and the Retrocessionaire's Actuary and used by the Retrocedant as at the Relevant Date to value the assets backing the Funds-Withheld Reserves which the Retrocedant is required to maintain for regulatory purposes;

"Valuation Date" means:

(a)	Left intentionally blank

(b)	for the purpose of Clause 4.2, the date of this Agreement; or

(c)	in respect of the calculation of the Recapture Amount the date of termination of this Agreement; or

(d)	when determining if a Call Amount or Return Amount exists in respect of a Security Account, a "Valuation Date" as defined in the relevant Security Agreement; or

(e)	when determining if a Call Amount or a Return Amount exists in respect of a Funds-Withheld Account, the last Business Day of June and December in each year;
"Value" means the value of any assets deposited in or otherwise standing to the credit of a Relevant Account as at the Relevant Date calculated on the relevant Valuation Basis;

"Working Capital Assets" means all cash or other liquid assets of the Retrocessionaire (excluding amounts due to it from the Retrocedant pursuant to Clause 3);
"XL External Manager" means any investment manager appointed by the Retrocedant to manage the Funds-Withheld Assets and/or the Security Account Assets (as applicable) in accordance with the provisions of Schedule 4;
"XL GIL" means XL Group Investments Ltd, a company incorporated in Bermuda (registered no. EC29781) whose registered office is at O'Hara House, One Bermudiana Road, Hamilton, HM08, or an Affiliate or successor entity thereof;
"XL Group" means the Retrocedant and any company which is, on or at any time after the date of this Agreement, a subsidiary or holding company of the Retrocedant, or a subsidiary of a holding company of the Retrocedant;
"XL Life" means XL Life Ltd, a company incorporated under the laws of Bermuda (registered no. EC24082) whose registered office is at O'Hara House, One Bermudiana Road, Hamilton, HM08, Bermuda;
"XL Re Europe" means XL Re Europe SE (formerly known as, inter alia, XL Re Europe Limited), a European company formed under Council Regulation (EC) No. 2157/2001 of 8 October 2001 (registered no. 423311) whose registered office is at 8 St Stephen's Green, Dublin 2, Ireland;
"XL Re (UK)" means XL Re Ltd, a company incorporated under the laws of Bermuda (registered no. EC21291) whose registered office is at O'Hara House, One Bermudiana Road, Hamilton, HM08, Bermuda, acting through its UK branch registered in England and Wales whose registered branch address is at XL House, 70 Gracechurch Street, London EC3V 0XL, England;
"XL Retrocedants" means the Retrocedant, XL Re (UK) and XL Re Europe;
"XL Retrocession Agreements" means together, this Agreement, the XL Re (UK) Retrocession Agreement and the XL Re Europe Retrocession Agreement;
"XL Re Europe Retrocession Agreement" means the retrocession agreement between XL Re Europe, the Company and the Retrocessionaire dated the same date as this Agreement;
"XL Re (UK) Retrocession Agreement" means the retrocession agreement between XL Re (UK), the Company and the Retrocessionaire dated the same date as this Agreement; and
"XL Services UK Limited" a company incorporated under the laws of England and Wales (registered no. 02816304), whose registered office is at XL House, 70 Gracechurch Street, London EC3V 0XL, England.

1.1	In this Agreement, a reference to:

1.1.1
a "holding company" or "subsidiary" shall have the meaning given in Section 86 of the Bermuda Companies Act 1981 as enacted and amended from time to time. A subsidiary and a subsidiary undertaking shall include any person the shares or ownership interests in which are subject to security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such security;

1.1.2
liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

1.1.3	a document in the "agreed form" is a reference to a document in a form approved by the Parties and for the purposes of identification initialled by or on behalf of each Party and annexed hereto;

1.1.4
a statutory provision (except where stated otherwise) includes a reference to the statutory provision as modified or re enacted or both from time to time whether before or after the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re enacted) whether before or after the date of this Agreement except to the extent that any modification or re-enactment made after the date of this Agreement would create, increase or alter the liability of any party under this Agreement;

1.1.5
a "person" includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.1.6	a person includes a reference to that person's successors and permitted assigns;

1.1.7
a "party" or "Party" includes a reference to that party's or Party's personal representatives, successors and permitted assigns (including any person resulting from or continuing after any amalgamation, merger, consolidation or similar transaction in which a party or Party participates);

1.1.8	a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement;

1.1.9
any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

1.1.10	a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.1.11	writing shall include any modes of reproducing words in a legible and non-transitory form;

1.1.12
the word "agreement," means this agreement as amended or supplemented, together with all recitals and all Schedules attached hereto or incorporated by reference, and the words "hereof," "herein," "hereto," "hereunder" and other words of similar import shall refer to this agreement in its entirety and not to any particular clause, paragraph or Schedule of this agreement;

1.1.13	times of the day is to London time; and

1.1.14	reference to "regulatory capital" means a reference to assets which are admissible under Applicable Law and Regulation for the purpose of determining a person's regulatory capital resources.

1.2
The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms "other", "including", "include" and "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.3
References to the Relevant Regulator Handbook of Rules and Guidance, or any other regulations or rules relating to the conduct of (re)insurance business, or to any part thereof, are to be construed as references to such handbook, rules or regulations, or to such part thereof, as amended and in force from time to time or as the same may be replaced from time to time and any reference to any provision of such handbook, rules or regulations, or to any part thereof, is to be construed as a reference to the corresponding provision thereof from time to time as adjusted by the effect of any transitional rules which may be applicable in place thereof or in supplement thereto from time to time.

1.4	The headings in this Agreement do not affect its interpretation.

1.5
The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

1.6	Words importing the singular include the plural and vice versa, and words importing a gender include every gender.

2.	INSURING CLAUSE

2.1
Subject to the terms and conditions of this Agreement, with effect on and from the Effective Date the Retrocedant shall cede to the Retrocessionaire and the Retrocessionaire agrees to accept in return for the payment of the Premium in accordance with Clause 3 the cession by way of 100 per cent. quota share reinsurance of the Retrocedant's risks under and attaching to, relating to or arising out of the Retroceded Policies, such that the Retrocessionaire will reinsure and indemnify the Retrocedant in the amount of 100 per cent. of its Losses in respect of such Retroceded Policies.

2.2
Notwithstanding any other provision of this Agreement, it is agreed that the Losses of the Retrocedant shall include any Loss to the extent that it relates to a liability or payment incurred in respect of a Reinsured Event (whether death, the diagnosis of a critical illness or otherwise) which occurred prior to, on, or after the Effective Date.

2.3	The Retrocessionaire shall discharge its obligations to the Retrocedant under Clause 2.1 by making payments in accordance with Clause 8.6.

2.4
The Retrocessionaire shall pay, as may be paid thereon and unconditionally follow the settlements (including ex gratia, "without prejudice" and any extra contractual settlements) against the Retrocedant and the Retrocessionaire shall be bound by settlements, or payments made by the Retrocedant irrespective of the legal liability of the Retrocedant and shall not be entitled to argue in defence or otherwise allege that the Retrocedant has failed to take all proper and businesslike steps in making the relevant settlement and/or payment.

2.5	The Retrocedant agrees to consult in good faith with the Retrocessionaire in respect of any claim arising under any Retroceded Policy where the claim exceeds GBP500,000.

2.6
The Retrocedant will inform the Retrocessionaire of any such claim within 14 days of receiving notification from the underlying cedant, and, in the event of any disputes, will consult the Retrocessionaire with respect to the appointment of lawyers and experts. The Retrocedant will take into account any comments of the Retrocessionaire, but will not be bound to follow any request or suggestion of the Retrocessionaire. The Retrocedant will handle all claims in a proper and businesslike manner.

2.7
The sole remedy for any breach of Clauses 2.5 and 2.6 will be damages for any loss proved; provided that any such claim would not operate as a defence (including by way of setoff) against a claim in respect of the Retrocessionaire’s obligations under Clause 2.1.

3.	RETROCESSION PREMIUM

3.1	The premium payable under this Agreement in respect of the SPA Business (the "SPA Premium") is the aggregate of:

3.1.1	$2,128.8m; and

3.1.2
$0.2m, representing face value (expressed in USD) for the technical payable balances on the agreed 31st December 2013 balance sheet, reduced by a payment by the Retrocessionaire to the Retrocedant at face value (expressed in USD) for the technical receivable balances on the agreed 31st December 2013 balance sheet.

3.2	The premium payable under this Agreement in respect of the Non-SPA Business (the "Non-SPA Premium") is the aggregate of:

3.2.1	$43.5m; and

3.2.2
$9.8m, representing face value (expressed in USD) for the technical payable balances on the agreed 31st December 2013 balance sheet, reduced by a payment by the Retrocessionaire to the Retrocedant at face value (expressed in USD) for the technical receivable balances on the agreed 31st December 2013 balance sheet.

3.3
The aggregate amount due in respect of the SPA Premium pursuant to Clause 3.1 and the Non-SPA Premium pursuant to Clause 3.2 (such aggregate, the "Total Premium") shall be paid on a funds withheld basis. The Retrocedant shall establish a payable and the Retrocessionaire shall establish a receivable in respect of the Total Premium.

3.4
The Total Premium shall be settled by the Retrocedant (i) offsetting against such premium payable amounts due to the Retrocedant pursuant to Clause 2 of this Agreement and (ii) paying to the Retrocessionaire any Return Amounts arising in respect of the Relevant Accounts as determined pursuant to Clause 8.

3.5
On the date hereof, in respect of both the payment to be made on a funds withheld basis pursuant to Clause 3.2 and the Retrocedant's proportionate share of the deemed contribution to the Funds Withheld Account as set out at Item E of Schedule 12 to the Sale and Purchase Agreement, the Retrocedant shall transfer the Initial Funds-Withheld Portfolio to the Funds-Withheld Accounts.

4.	TIME ON RISK ADJUSTMENT

4.1
To put the Parties in the position, as between themselves, that they would each have been in if this Agreement had been entered into on the Effective Date, an adjustment payment will be made in accordance with the provisions of Clause 4.2 below.

4.2	Within 5 Business Days of the determination of the Final Reconciliation Amount Calculation Report pursuant to clause 8.2 of the Sale and Purchase Agreement:

4.2.1
if (a) the sum of (i) the amount set out for the Retrocedant in "Line B – Total Reconciliation Amount by Ceding Company" of the Final Reconciliation Amount Calculation Report, (ii) the Total Premium and (iii) the Retrocedant's proportionate share of the deemed contribution to the Funds Withheld Account as set out at Item E of Schedule 12 to the Sale and Purchase Agreement exceeds (b) the "XL Re Completion Amount" (as defined in the letter agreement, dated May 30, 2014, between XL Insurance (Bermuda) Ltd and GreyCastle Holdings Ltd) as set out on the Final Reconciliation Amount Calculation Report, the Retrocedant shall pay an amount equal to such excess to the Retrocessionaire, together with simple interest on such amounts at a rate of LIBOR plus two per cent (2%) per annum computed based on a 365-day year, from and including the date of this Agreement, to, but excluding, the date of payment; and

4.2.2
if (a) the sum of (i) the amount set out for the Retrocedant in "Line B – Total Reconciliation Amount by Ceding Company" of the Final Reconciliation Amount Calculation Report, (ii) the Total Premium and (iii) the Retrocedant's proportionate share of the deemed contribution to the Funds Withheld Account as set out at Item E of Schedule 12 to the Sale and Purchase Agreement is less than (b)  the "XL Re Completion Amount" (as defined in the letter agreement, dated May 30, 2014, between XL Insurance (Bermuda) Ltd and GreyCastle Holdings Ltd) as set out on the Final Reconciliation Amount Calculation Report, the Retrocessionaire shall pay an amount equal to such shortfall to the Retrocedant, together with simple interest on such amounts at a rate of LIBOR plus two per cent (2%) per annum computed based on a 365-day year, from and including the date of this Agreement, to, but excluding, the date of payment.

5.	EFFECTIVE DATE AND TERMINATION

5.1	The obligations to reinsure the Retrocedant under this Agreement shall have effect during the Period of Risk only.

5.2
The Retrocedant shall be entitled to terminate this Agreement with immediate effect, (such termination to take effect in accordance with Clause 5.3) by notice in writing to the Retrocessionaire on or at any time after the occurrence of any of the following (each an "Event of Default"):

5.2.1	an Insolvency Event occurring in respect of the Retrocessionaire, the Company or Holdco;

5.2.2	the Company and/or the Retrocessionaire cease to be authorised by the BMA to reinsure the business retroceded to the Retrocessionaire under this Agreement;

5.2.3	the regulatory capital of the Company and/or the Retrocessionaire is less than 100 per cent. of the Company or Retrocessionaire's Capital Requirements;

5.2.4	any steps are taken in respect of the Company which would reasonably be expected to result in the Company's Centre of Main Interest changing from Bermuda;

5.2.5
the claims of the Retrocedant against the Retrocessionaire cease to rank at least pari passu with the claims of the Retrocessionaire's unsecured or unsubordinated reinsurance creditors, except for obligations mandatorily preferred by Applicable Law and Regulations applying to the Retrocessionaire;

5.2.6
other than the non-payment of a Call Amount, the Retrocessionaire is in breach of any payment obligation under this Agreement which is not remedied within 10 Business Days of it receiving written notice from the Retrocedant specifying the breach and requiring it to be remedied;

5.2.7	any Call Amount Default Period continuing for three or more years;

5.2.8	a Change of Control occurs;

5.2.9
a material breach by the Retrocessionaire or the Company of any provision of the SAC Act, the Insurance Act or of the Company's insurance licence which results in the BMA indicating it will exercise its powers of intervention under Section 32 of the Insurance Act;

5.2.10
a breach by the Retrocessionaire of its obligations pursuant to Clause 11 which is not remedied to the reasonable satisfaction of the Retrocedant within 10 Business Days of the Retrocedant giving written notice to the Retrocessionaire specifying the breach and requiring it to be remedied;

5.2.11
a breach by the Retrocessionaire or the Company of the Constitutional Documents of the Retrocessionaire, which is not remedied to the reasonable satisfaction of the Retrocedant within 10 Business Days of the Retrocedant giving written notice to the Retrocessionaire or the Company (as applicable) specifying the breach and requiring it to be remedied; and

5.2.12
the Retrocession Agreement between XL Re (UK) and the Retrocessionaire, or the Retrocession Agreement between XL Re Europe and the Retrocessionaire, each entered into on or around the date hereof is terminated for any reason other than the natural run-off or expiry of the policies retroceded thereunder.

5.3	If written notice to terminate this Agreement is given in accordance with the provisions of Clause 5.2:

5.3.1
upon receipt by the Retrocedant of assets of an aggregate Value equal to the Recapture Amount payable pursuant to Clause 5.5, the Retrocedant shall automatically recapture the reinsurance of all Retroceded Policies ceded by it under this Agreement on the basis that: (i) the Premium has been fully settled; and (ii) the Retrocessionaire's liability to reassure the Retrocedant in respect of those Retroceded Policies shall cease irrevocably and no further payments shall be payable by the Retrocessionaire as a result of the reassurance pursuant to this Agreement (other than payments accrued as at the date of such payment); and

5.3.2	the Retrocessionaire shall pay the Retrocedant the Recapture Amount in accordance with Clause 5.5.

5.4
The Retrocedant's Actuary and the Retrocessionaire's Actuary shall seek to agree the Recapture Amount but if they do not do so within 15 Business Days of a notice being served to terminate this Agreement (the "Recapture Agreement Period"), the basis of recapture or any dispute in relation to it or the calculation of the Recapture Amount may be referred by the Retrocedant or the Retrocessionaire to the Expert for resolution pursuant to Clause 30 no later than 10 Business Days after the expiry of Recapture Agreement Period. If the determination of the Recapture Amount is referred for resolution pursuant to Clause 30, pending final agreement or determination the Recapture Amount shall be paid on a provisional basis in accordance with Clause 5.5.2 on the basis of a calculation performed by the Retrocedant's Actuary.

5.5	The Recapture Amount shall be paid as follows:

5.5.1	if the Recapture Amount is agreed within the Recapture Agreement Period, the agreed Recapture Amount shall be paid by or on behalf of the Retrocessionaire within 5 Business Days of agreement; or

5.5.2	if the Recapture Amount is not agreed within the Recapture Agreement Period, the Recapture Amount as calculated by the Retrocedant's Actuary shall be paid by or on behalf of the Retrocessionaire within 5 Business Days after the expiry of the Recapture Agreement Period;

5.6
If the calculation of the Recapture Amount has been referred for resolution pursuant to Clause 30, then the relevant Party will make a payment within 5 Business Days of agreement or settlement of the Recapture Amount pursuant to Clause 30 (or Clause 31) as follows:

5.6.1	if the Difference is positive, the Retrocessionaire shall make or cause to be made a payment of such amount to the Retrocedant; or

5.6.2	if the Difference is negative, the Retrocedant shall reimburse the Retrocessionaire such amount.

5.7
For the purposes of calculating the Recapture Amount, the Parties agree that any assets and associated investment income deposited by the Retrocedant or a member of the XL Group in a Relevant Account to remedy any failure by the Retrocessionaire to pay a Call Amount, shall not be treated as an asset of a Relevant Account;

5.8	Without prejudice to the Retrocessionaire's obligation to pay the full Recapture Amount, in the event that:

5.8.1	a Cross-Agreement Recapture Event occurs; and

5.8.2
there are not sufficient Reserves (as defined in each XL Retrocession Agreement under which a Recapture Amount becomes payable) as a result of the Cross-Agreement Recapture Event (each, a "Relevant Agreement") to fund all such Recapture Amounts,

5.8.3
the Retrocessionaire shall pay to each XL Retrocedant a pro rata amount of such Reserves as are available to meet its obligations to pay Recapture Amounts, in the proportion that the Recapture Amount owed to an XL Retrocedant under a Relevant Agreement represents when compared to the aggregate of the Recapture Amounts owed under all the Relevant Agreements.

5.9
In the event of a breach of the undertaking given in Clause 10.1.5 (provided always that in any case the breach is a Retrocessionaire Uncured Breach) or if the Retrocedant’s right to provide a Change of Authority Notice under Paragraph 2.4.1 of Part A of Schedule 4 is triggered, then in addition to any other remedies provided in such paragraph 2.4.1 or otherwise available (whether by operation of law, equity, contract or otherwise), the Retrocedant may not terminate this Agreement but may require that the assets of the Retrocessionaire are managed by an investment manager nominated by XL GIL in its sole discretion (acting reasonably), including the existing investment manager, with such investment manager thereafter acting on instructions only from XL GIL (a "Retrocessionaire Change of Authority") and the Parties agree that the associated Investment Management Costs will be payable in accordance with the provisions of Clause 7.10.

5.10	In the event of termination the Retrocessionaire and the Company will comply with the obligations in the Administration Services Agreement in relation to the retention, disposal and/or return of information received by the Retrocessionaire and/or the Company pursuant to or in connection with the Transaction Documents.

5.11
Subject to Clauses 5.12 and 5.13 below, upon termination of this Agreement each Party shall be released from any further obligations pursuant to this Agreement but such termination shall not terminate any accrued rights under this Agreement.

5.12	The provisions of this Agreement shall survive termination of this Agreement until all amounts due and payable hereunder have been paid.

5.13	Clauses 1, 5, 9, 16, 17 and 19 to 33 shall survive termination of this Agreement.

6.	REPORTING INFORMATION

6.1
On each Reporting Date (or if such day is not a Business Day then on the immediately following Business Day) the Retrocedant shall provide the Retrocessionaire with a Client Account Report in the agreed form, setting out in respect of each Currency Block the Client Account Report Information in respect of the immediately preceding Client Account Reporting Period.

6.2
Within 10 Business Days of the Account Date (or if such day is not a Business Day then on the immediately following Business Day) the Retrocedant shall provide the Retrocessionaire with the Relevant Account Report in the agreed form, setting out in respect of each Relevant Account, the Relevant Account Information in respect of the immediately preceding Relevant Account Period.

7.	RELEVANT ACCOUNTS

7.1	The Retrocedant will maintain segregated portfolios of assets in connection with the SPA Business, in accordance with the provisions of the Security Agreements throughout the term of this Agreement.

7.2	The Retrocedant shall maintain assets in the Funds-Withheld Accounts in connection with the Non-SPA Business, in accordance with the terms of this Agreement.

7.3
Subject to the terms of this Agreement and in the case of the SPA Business, the Security Agreements, all the assets and any investment income arising out of the assets in a Relevant Account will be credited to the Relevant Account and all losses (including investment losses), liabilities (including taxes), costs, charges and expenses attributable to the assets in a Relevant Account will be debited from the Relevant Account except for Investment Management Costs which shall be dealt with pursuant to Clause 7.10.

7.4	All premiums received by the Retrocedant from the Underlying Cedants in respect of the Non-SPA Business shall be paid into the relevant Funds-Withheld Account.

7.5	Losses incurred by the Retrocedant will be managed by the Retrocedant and shall be paid or reimbursed to the Retrocedant from:

7.5.1	in the case of the SPA Business, out of the Security Account Assets selected by the Retrocessionaire or its designated investment managers prior to the delivery of a Change of Authority Notice (as defined in Schedule 4) or the Retrocedant or its designated investment manager following the delivery of a Change of Authority Notice to the extent such Losses are permitted to be paid from a Security Account by a Security Agreement; and

7.5.2
in the case of all Losses not falling within Clause 7.5.1 and all other Losses, out of the Funds-Withheld Assets selected by the Retrocessionaire or its designated investment managers prior to the delivery of a Change of Authority Notice or the Retrocedant or its designated investment manager following the delivery of a Change of Authority Notice;

7.6
The assets in the Relevant Accounts will be managed by the Retrocedant pursuant to and in accordance with the SIMA(s) and the Guidelines, together with the provisions set out in Clause 10.6 and Schedule 4;

7.7	A Relevant Account will be credited with all Call Amounts paid by the Retrocessionaire and debited with all Return Amounts paid by the Retrocedant in connection with that Relevant Account.

7.8
Any assets deposited by the Retrocedant or on its behalf by a member of the XL Group in a Relevant Account to remedy a failure by the Retrocessionaire to pay all or part of a Call Amount shall not be treated as assets of the Relevant Account for any purpose (including for the purpose of calculating the Recapture Amount as described in Clause 5.7) and all benefits and losses, including investment gains and losses and taxes shall remain with the Retrocedant or the relevant member of the XL Group.

7.9
For the avoidance of doubt, all legal and beneficial interest in the Funds-Withheld Assets, the Security Account Assets, the Fund-Withheld Accounts and the Security Accounts belongs to the Retrocedant and the Retrocessionaire has no proprietary interest in such accounts nor in any such assets.

7.10
No later than 30 Business Days after each Account Date, the Retrocedant will submit an invoice to the Retrocessionaire for all Investment Management Costs that have been paid or are due and payable by the Retrocedant and/or XL GIL or its Affiliates. The Retrocedant and/or XL GIL or its Affiliates may specify in an invoice that all or part of the applicable Investment Management Costs are to be paid by the Retrocessionaire to an Affiliate of the Retrocedant and/or XL GIL, instead of to the Retrocedant and/or XL GIL or its Affiliates themselves. The Retrocessionaire will settle all invoices submitted by the Retrocedant and/or XL GIL or its Affiliates in cash within 30 days of receipt by the Retrocessionaire. Without prejudice to the Retrocedant's right to terminate this Agreement under Clause 5.2.6 for the non-payment of Investment Management Costs, if the Retrocessionaire fails to settle an invoice in respect of Investment Management Costs relating to:

7.10.1	the Funds-Withheld Accounts and/or the Funds-Withheld Assets; or

7.10.2	the management of the assets of the Retrocessionaire (following a Retrocessionaire Change of Authority pursuant to Clause 5.9),

within the 30 day time period (or within the 10 Business Day cure period permitted under Clause 5.2.6 if the Retrocedant has given written notice pursuant to Clause 5.2.6), the Retrocedant may reimburse itself (or XL GIL or its Affiliates as applicable) out of the Funds-Withheld Account.

8.	COLLATERAL OBLIGATIONS

8.1
The Retrocessionaire will maintain assets in the Relevant Accounts in an amount equal to the applicable Collateral Amount. The Retrocessionaire shall fulfil this obligation by paying all Call Amounts in accordance with this Clause 8 and any other relevant provisions of this Agreement.

8.2	Subject to Clause 8.11, the Retrocedant shall pay to the Retrocessionaire all Return Amounts subject to and in accordance with this Clause 8.

8.3
After each relevant Valuation Date, the Retrocedant will procure that the relevant Valuation Agent determines as soon as practicable whether or not a Call Amount or a Return Amount exists in respect of a Relevant Account as at each relevant Valuation Date (the "Determination").

8.4
If a Call Amount or a Return Amount is payable in respect of a Relevant Account, the Retrocedant will notify the Retrocessionaire in writing within 5 Business Days of the relevant Determination (a "Call Notice", or a "Return Notice" as applicable).

8.5	A Call Notice or Return Notice delivered by the Retrocedant shall specify:

8.5.1	the Balance of the Relevant Account as at the close of business on the relevant Valuation Date;

8.5.2	the Call Amount or Return Amount (as applicable);

8.5.3	the type of Permitted Assets the Retrocedant intends to transfer in the case of a Return Amount;

8.5.4	the type of Permitted Assets the Retrocedant requires to have transferred in the case of a Call Amount;

8.5.5	if a Call Amount is payable, the Relevant Account into which the Retrocessionaire must pay the Call Amount;

8.5.6
subject to any confidentiality obligations by which the Retrocedant is bound, such information which is available to the relevant Valuation Agent as may be relevant to the calculation of the Call Amount or Return Amount (as applicable).

8.6
If a Call Amount is payable, the Retrocessionaire shall, at its own cost, transfer to the Retrocedant Permitted Assets of the type specified in the Call Notice, with a Value as at the Valuation Date at least equal to the Call Amount, within 2 Business Days of receipt of a Call Notice from the Retrocedant provided that the Retrocessionaire shall not be required to settle a Call Amount if doing so would reduce the Working Capital Assets below $10m.

8.7
If a Return Amount is payable, the Retrocedant shall, subject to Clauses 8.8 and 8.11, and at the cost of the Retrocessionaire, transfer to the Retrocessionaire, Permitted Assets selected by the Retrocessionaire or its designated investment manager prior to the delivery of a Change of Authority Notice or the Retrocedant or its designated investment manager following the delivery of a Change of Authority Notice with a Value as at the Valuation Date at least equal to the Return Amount, within 5 Business Days of the later of: (i) the date of a Return Notice; or (ii) the date on which the Retrocedant received assets of a Value as least equal to the Return Amount from the relevant Custodian.

8.8
If the value of the Retrocessionaire Capital Account Assets at the date of the Return Notice is less than the Maximum Investor Capital Call Amount at that date, the Retrocedant shall transfer cash to the value of the Return Amount to the Retrocessionaire Capital Account within 5 Business Days of the date determined in accordance with Clause 8.7.

8.9
If the Retrocessionaire fails to pay a Call Amount in accordance with Clause 8.6, the Retrocedant shall make such payment to the Relevant Account on behalf of the Retrocessionaire. Such payment will not discharge the Retrocessionaire from its obligation to pay the Call Amount, save that such Call Amount shall be due and payable directly to the Retrocedant together with interest accrued in accordance with Clause 8.10.

8.10
In the event the Retrocessionaire fails to pay all or a part of a Call Amount in accordance with Clause 8.6, interest will accrue on the unpaid Call Amount (or part thereof) together with any positive Collateral Fee PIK Amount in an amount equal to the Collateral Fee for the period from the date the Call Amount became due and payable (the "Due Date"), or, as applicable, the Collateral Fee Payment Date that any Collateral Fee PIK Amount accrues, up to and including the date such Call Amount or Collateral Fee Amount is actually paid to the Retrocedant. Any accrued Collateral Fee will be payable quarterly on each January 1, April 1, July 1 and October 1, or if such date is not a Business Day, the immediately following Business Day, (each, a “Collateral Fee Payment Date”) in cash or, at the sole option of the Retrocessionaire added quarterly (on each Collateral Fee Payment Date) to the Collateral Fee PIK Amount. The Retrocessionaire may, in its sole discretion, repay any positive Collateral Fee PIK Amount in cash, on any Business Day.

8.11
The Retrocedant's obligation to pay a Return Amount is subject to the Retrocedant having actually received assets of a Value at least equal to the Return Amount from the relevant Custodian pursuant to the terms of the relevant Retroceded Policy or associated Security Agreement (if applicable), prior to paying the Return Amount due under this Agreement.

8.12
The payment of a Return Amount by the Retrocedant to the Retrocessionaire will be treated by the Parties as satisfaction of the relevant outstanding premium receivable by the Retrocessionaire pursuant to Clause 3.

8.13
The Retrocessionaire may notify the Retrocedant that it wishes to challenge the calculation of a Call Amount or Return Amount in respect of the Non-SPA Business ("Notice of Challenge") no later than 5 Business Days from receipt of a Call Notice or Return Notice (as applicable). If the Retrocessionaire delivers a Notice of Challenge within the permitted timeframe, the payment of the affected Return Amount and Call Amount that was made in accordance with Clauses 8.6 and 8.7 (as applicable) will be deemed to have been made on a provisional basis and be subject to the following:

8.13.1
if the Actuaries cannot agree on the disputed Call Amount or Return Amount (as applicable) within 15 Business Days of a Notice of Challenge, either the Retrocedant or the Retrocessionaire may refer the matter to the Expert for resolution pursuant to Clause 30; and

8.13.2
upon determination by the Expert, the Retrocedant or the Retrocessionaire (or such person on behalf of the Retrocessionaire) will make such payments to the other as necessary to put the Retrocedant and Retrocessionaire in the position they would have been in had the affected payment been made on the basis of the calculation by the Expert.

8.14
If at any time the Secured Account Assets credited to any Security Account cease to comply with the requirements of the related Security Agreement (including the investment restrictions set forth therein), the Retrocedant shall be entitled to notify the Retrocessionaire in writing (a "Substitution Notice").

8.15	A Substitution Notice delivered by the Retrocedant shall specify:

8.15.1
the Secured Account Asset(s) to be substituted or replaced in order to bring the Security Account into compliance with the requirements of the Security Agreement relating to the applicable Secured Account (the "Replaced Assets"); and

8.15.2	the type of Permitted Assets the Retrocedant requires to have credited to the Secured Account in substitution or replacement of such Replaced Asset.

8.16
Within 5 Business Days of the delivery of a Substitution Notice, the Retrocessionaire shall, at its own cost, transfer to the Retrocedant, Permitted Assets with a Value at least equal to the Value of the Replaced Assets and of a type that, when credited to the Security Account in substitution or replacement of the Replaced Assets, the Secured Account Assets credited to any Security Account shall comply with the requirements of the related Security Agreement (including the investment restrictions set forth therein). As promptly as practicable following its receipt of such assets from the Retrocessionaire, the Retrocedant may direct such assets to be credited to the applicable Security Account and, at the cost of the Retrocessionaire, transfer to the Retrocessionaire, the Replaced Assets released by the Custodian to the Retrocedant therefrom.

9.	AUDIT RIGHTS

9.1
The Retrocedant shall submit to the Retrocessionaire and the Retrocessionaire shall submit to the Retrocedant as and when asked by the other on reasonable notice and in any event immediately following the termination of this Agreement for any reason, information in sufficient detail to allow the Retrocessionaire or the Retrocedant (as the case may be) to satisfy all Applicable Law and Regulations to which they are subject in relation to the Retroceded Policies, this Agreement or any other Transaction Document or the arrangements contemplated by it and such additional information as it may reasonably require in relation to the Retroceded Policies, this Agreement, any other Transaction Document or the arrangements contemplated by any Transaction Document, including to monitor compliance with the Retrocessionaire Guidelines and the Guidelines, provided always that such information is reasonably in the relevant Party's power, possession or control or may be obtained by it taking reasonable steps and subject to any Applicable Law and Regulations and any obligations of confidentiality owed to third parties.

9.2
Subject to any Applicable Law and Regulations and any confidentiality obligations owed to third parties, during the term of this Agreement, the Retrocedant and the Retrocessionaire shall be entitled on reasonable notice from time to time during normal business hours at its own cost to inspect and audit at the offices of the Retrocessionaire and the Retrocedant, respectively, and take copies of all documents and records relevant to the performance by the Parties of this Agreement.

9.3
The Parties agree to permit any regulatory authority in any jurisdiction that has responsibility for the regulation or governance of another Party and its representatives, to have such reasonable access to its premises and all records kept in relation to this Agreement as may be required by such regulatory authority.

10.	UNDERTAKINGS

10.1	The Retrocessionaire and the Company each give the following undertakings, which shall apply throughout the Period of Risk:

10.1.1	if and to the extent permitted by Applicable Law and Regulation, it shall promptly notify the Retrocedant of the occurrence of any Event of Default or Potential Event of Default;

10.1.2	it shall use its reasonable endeavours to ensure that at all times its exercise of its rights and performance of its obligations under this Agreement will not:

(a)	contravene its constitutive documents and, in addition, in the case of the Retrocessionaire, its Constitutional Documents; or

(b)	contravene any Regulatory Requirement;

10.1.3
it will not transfer (whether by means of a scheme of arrangement or otherwise), novate or, in the case of the Retrocessionaire, cede its obligations under this Agreement with respect to the Retroceded Policies to another person without the prior written consent of the Retrocedant, unless, in the case of the Retrocessionaire ceding its obligations, the cession is in the ordinary course of business and on terms which would not adversely affect the amount of regulatory capital to be held by the Retrocedant or any other member of the XL Group, or otherwise adversely affect the collateral position or counterparty credit exposure of the Retrocedant or any member of the XL Group;

10.1.4	subject to Clause 10.5, it will seek the prior written consent of the Retrocedant to a Change of Control;

10.1.5
it will procure that the investment assets of the Retrocessionaire are managed in accordance with the Retrocessionaire Guidelines and the Retrocessionaire IMA(s) together with the provisions set forth in Clause 10.6 and Schedule 4;

10.1.6	in the case of the Company, it will maintain its Centre of Main Interest in Bermuda;

10.1.7
subject to Clause 10.3, in the case of the Company, it will not amalgamate, merge, or consolidate with any other person nor issue or allot any securities or any instruments convertible or exchangeable for securities in itself (including any securities or instruments which grant rights in respect of the Retrocessionaire) to any person, except with the prior written consent of the Retrocedant; and

10.1.8	it shall provide prior written notice to the Retrocedant at least 5 Business Days before making a Distribution.

10.2	The Retrocessionaire gives the following undertakings, which shall apply throughout the Period of Risk:

10.2.1	it will notify the Retrocedant in writing prior to any proposed material outsourcing taking effect in respect of the Retroceded Policies;

10.2.2
subject to any Distributions permitted by this Agreement, it will retain assets (as may change from time to time) of any Return Amount paid to the Retrocessionaire by the Retrocedant in the segregated account comprising the Retrocessionaire and use the assets in that segregated account only for the purposes of this Agreement and any other XL Retrocession Agreement;

10.2.3	it will hold regulatory capital in respect of the business reinsured under this Agreement in an amount at least equal to the Agreed Capital Level;

10.3
If the Company wishes to seek the consent of the Retrocedant pursuant to Clause 10.1.7, it shall promptly notify the Retrocedant in writing. After the tenth anniversary of the date of this Agreement, the Retrocedant may only withhold its consent to a request from the Company pursuant to Clause 10.1.7, when the Retrocedant reasonably determines that such change could materially and adversely affect:

10.3.1
the rights and obligations of any member of the XL Group under any contracts or commitments between such person and the Retrocessionaire, the Company, Holdco or the Investors or any of their respective Affiliates;

10.3.2	the credit risk of a member of the XL Group (including as a result of any changes to the availability or the enforceability of the Investor Capital Calls); or

10.3.3	the regulatory capital position of any member of the XL Group.

10.4
The Parties agree that the ceding of the Retrocessionaire's obligations to a person by way of retrocession permitted pursuant to Clause 10.1.3 shall not be regarded as a Change of Control and shall not require the prior written consent of the Retrocedant.

10.5	The Parties agree that a Non-Lead Investor may trigger a Change of Control to which the Retrocedant will not need to give its prior consent if:

10.5.1	the new controller has assumed all of that Non-Lead Investor's Interests;

10.5.2	the Retrocedant has the benefit of contractual rights which provide adequate remedies if the new controller breaches its obligations in connection with the Interests; and

10.5.3	the Retrocedant reasonably determines that such Change of Control would not materially and adversely affect:

(a)
the rights and obligations of any member of the XL Group under any contracts or commitments between such person and the Retrocessionaire, the Company, the Investors or any of their respective Affiliates;

(b)	the credit risk of a member of the XL Group (including as a result of any changes to the availability or the enforceability of the Investor Capital Calls); or

(c)	the regulatory capital position of any member of the XL Group.

10.6	The Parties will comply with the provisions in Schedule 4 with respect to the management of the Security Account Assets and the Funds-Withheld Assets and the assets of the Retrocessionaire.

11.	AGREED CAPITAL AND DIVIDENDS

11.1	The Retrocessionaire shall assess whether or not it holds BMA regulatory capital in an amount at least equal to the Agreed Capital Level, at the end of each Quarter.

11.2
The Retrocessionaire shall submit the results of its calculation performed pursuant to Clause 11.1, together with all reasonable supporting information, to the Retrocedant within 15 Business Days following the end of each Quarter ("Capital Notice").

11.3
The Retrocedant may notify the Retrocessionaire that it wishes to challenge a Capital Notice no later than 10 Business Days from receipt of a Capital Notice (a "Capital Notice Challenge"). The Retrocedant's Actuary and the Retrocessionaire's Actuary shall seek to agree such Capital Notice Challenge but if they do not do so within 15 Business Days of the date of the Capital Notice Challenge the dispute shall be referred by either Actuary to the Expert for resolution pursuant to Clause 30.

11.4	The Retrocessionaire undertakes:

11.4.1	not to declare or make a Distribution in any Quarter before the expiry of the 15 Business Day time period in Clause 11.2;

11.4.2	not to declare or make a Distribution at any time when the value of the Retrocessionaire Capital Account Assets is less than the Maximum Investor Capital Call Amount; and

11.4.3
to only declare or make a Distribution thereafter if, after such Distribution has been made, the Retrocessionaire would still hold regulatory capital at least equal to the Agreed Capital Level and the Retrocessionaire shall provide prior written notice to the Retrocedant if it intends to make a Distribution under this Clause 11.4.3.

11.5
If a challenge is made by the Retrocedant pursuant to Clause 11.3 the Retrocessionaire agrees that no Distribution may be declared or made by it until such dispute has been settled in accordance with Clauses 11.3, 30 or 31, as applicable.

11.6	For as long as a Call Amount remains due and payable by the Retrocessionaire, the Retrocessionaire undertakes to the Retrocedant not to:

11.6.1	declare or make a Distribution;

11.6.2	incur any expenditure outside the ordinary course of business or in excess of $500,000;

11.6.3	enter into any transactions or transactions with an Affiliate or related person other than an Investor Capital Call;

11.6.4	write any new business,
in each case without the prior written consent of the Retrocedant.

11.7
In determining the amount of the Retrocessionaire's BMA regulatory capital for the purposes of Clause 11, only the assets of the Retrocessionaire or amounts receivable by the Retrocessionaire from the XL Retrocedants under the XL Retrocession Agreements shall be included and in no event shall any Retrocessionaire Capital Account Assets or any Closing Excess Assets be treated as regulatory capital of the Retrocessionaire for the purposes of the calculation.

12.	NEGATIVE PLEDGE

12.1
The Retrocedant confirms that as at the date of this Agreement there is not any Security subsisting over any Security Account (except for the Security in favour of the underlying cedants in respect of the Retroceded Polices, the Security granted by the Retrocessionaire in favour of the cedants of the Retroceded Policies and except for any Security arising from time to time in the ordinary course of carrying out any of the Retroceded Policies, including as part of treasury management, or relating to the investment of the assets in such Security Account including liens in respect of unpaid fees or other similar rights or entry into credit support, collateral, margining or other similar arrangements).

12.2	The Retrocedant shall not:

12.2.1
create or permit to subsist any Security over the Funds-Withheld Accounts or the Security Accounts (except for any Security over the Funds-Withheld Accounts or the Security Accounts in existence as at the date hereof or arising from time to time in the ordinary course of carrying out any of the Retroceded Policies, including as part of treasury management, or relating to the investment of the assets in the Relevant Accounts including liens in respect of unpaid fees or other similar rights or entry into credit support collateral, margining or other similar arrangements); or

12.2.2
enter into any arrangement under which the money held in or benefit of the Funds-Withheld Accounts or the Security Accounts may be applied, retained or set-off except in the ordinary course of carrying out any of the Retroceded Policies or relating to the investment of the assets in the Relevant Accounts or as contemplated by this Agreement.

13.	SEGREGATED ACCOUNTS

13.1
The Company and the Retrocessionaire shall cause all of the funds and assets of the Retrocessionaire to be held and kept separate and distinct from all other funds and assets in the general account of the Company and any other segregated account established by the Company, including by causing separate bank accounts to be established and maintained by the Retrocessionaire and causing the funds of the Retrocessionaire not to be commingled with any funds of the general account of the Company or any other segregated account established by the Company.

13.2	Unless otherwise agreed to in writing by the Retrocedant, the Company shall continue to be registered as a segregated accounts company pursuant to the SAC Act during the entire term of this Agreement;

13.3
Unless otherwise agreed in writing by the Retrocedant, the Company and the Retrocessionaire (as applicable) shall abstain from amending or modifying: (i) any provision of the Company's bye-laws in a manner that could reasonably be expected to adversely affect the interests of the Retrocedant; or (ii) any agreement comprising part of the Constitutional Documents of the Retrocessionaire.

13.4	Except as otherwise consented to in writing by the Retrocedant, the Retrocessionaire shall not, and the Company shall cause the Retrocessionaire not to:

13.4.1
incur any liabilities or obligations (including borrowing or indebtedness) other than liabilities and obligations arising under this Agreement and any Transaction Documents to which it is a party or which are necessary in connection with the Retrocessionaire’s performance of its obligations and liabilities under such agreements;

13.4.2	subject to Clause 10.1.3, enter into any agreements of insurance or reinsurance other than this Agreement and any other XL Retrocession Agreement;

13.4.3
conduct any business other than services necessary for the Retrocessionaire’s performance of its obligations and liabilities under this Agreement and any Transaction Document to which it is a party; or

13.4.4	enter into any transaction or agreement with any of the Company's Affiliates, the general account of the Company or any other segregated account of the Company.

14.	RETROCESSIONAIRE CAPITAL ACCOUNT
The Retrocessionaire shall establish a separate account to which shall be credited cash and/or assets contributed to the Retrocessionaire pursuant to any Investor Capital Call. Such cash and/or assets shall be invested only in direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof (provided such obligations are backed by the full faith and credit of the United States). All the assets and any investment income arising out of the assets in the Retrocessionaire Capital Account will be credited to such account and all losses and liabilities attributable to the assets in the Retrocessionaire Capital Account will be debited from such account. Notwithstanding anything to the contrary in this Agreement, the Retrocessionaire shall have no obligation to apply amounts in the Retrocessionaire Capital Account to satisfy obligations hereunder or otherwise pay amounts to any XL Retrocedant or any of their Affiliates unless a Trigger Event Date has occurred and only in the amount of the corresponding Total Required Investor Call Amount (as defined in the Investor and Support Undertakings Agreement). For the avoidance of doubt, all determinations relating to the Retrocessionaire Guidelines, including without limitation any determination of compliance with the Retrocessionaire Guidelines shall be determined by reference to all of the assets of the Retrocessionaire other than the assets in the Retrocessionaire Capital Account.

15.	SET-OFF
Without prejudice to the provisions of Clause 7.10 and 8 providing for payment of Call and Return Amounts, Investment Management Costs and Collateral Fees, the Premium payable under Clause 3 shall be offset against all amounts Due from the Retrocessionaire to the Retrocedent hereunder.

16.	CONFIDENTIALITY

16.1
In this Clause 16, "Confidential Information" means all confidential information disclosed (whether in writing, orally or by another means and whether directly or indirectly) by (or on behalf of) either the Retrocedant or the Retrocessionaire or the Company (the "Disclosing Party") or any of its or their Affiliates to another Party (the "Receiving Party") whether before or after the date of this Agreement including information relating to the Disclosing Party's or its customers' products, operations, processes, plans or intentions, product information, know how, design rights, trade secrets, market opportunities and business affairs.

16.2	The Receiving Party:

16.2.1
may not use Confidential Information for a purpose other than the performance of its obligations or enforcement of its rights (including for the purposes of the dispute resolution mechanisms in this Agreement) under this Agreement or another Transaction Document to which it is a party;

16.2.2	may not disclose Confidential Information to a person except with the prior written consent of the Disclosing Party or in accordance with Clauses 16.3 and 16.4; and

16.2.3	shall make every effort to prevent the use or disclosure of Confidential Information.

16.3
The Receiving Party may disclose Confidential Information to any of its Affiliates, directors, other officers, employees, professional advisers and sub contractors (a "Recipient") to the extent that disclosure is reasonably necessary for the purposes of this Agreement or any other Transaction Document to which it is a party.

16.4
The Receiving Party shall ensure that a Recipient is made aware of and complies with the Receiving Party's obligations of confidentiality under this Agreement as if the Recipient was a party to this Agreement.

16.5	Clauses 16.2 to 16.4 do not apply to Confidential Information which:

16.5.1	is at the date of this Agreement, or at any time after that date, becomes publicly known other than by the Receiving Party's or Recipient's breach of this Agreement;

16.5.2	can be shown by the Receiving Party to the Disclosing Party's reasonable satisfaction to have been known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party;

16.5.3
is required to be disclosed by law, by a rule of a listing authority or stock exchange to which any Receiving Party is subject or submits or by a governmental authority or other authority with relevant powers to which any Receiving Party is subject or submits, whether or not the requirement has the force of law; or

16.5.4
is disclosed to auditors of a Receiving Party, or (as applicable) a member of the XL Group, or a Buyer's Group Undertaking, or rating agencies provided that such auditors or rating agencies are made aware of the provisions of this Clause 16.

16.6	The Retrocessionaire and the Retrocedant shall comply with any confidentiality provisions contained in any of the Retroceded Policies.

17.	DATA PROTECTION

17.1
The parties acknowledge that, in connection with this Agreement, the Retrocedant may disclose to the Retrocessionaire information relating to policyholders and other individuals which is protected by the Data Protection Laws (the "Protected Information").

17.2
The Retrocessionaire shall, and shall ensure that its contractors shall, comply with the Data Protection Laws in relation to its and its contractors' processing of the Protected Information disclosed to it by the Retrocedant.

17.3
Where this Agreement requires the Retrocedant to disclose Protected Information to the Retrocessionaire, and that disclosure is regulated by a Data Protection Law of a member state of the European Economic Area, the Retrocedant may meet that requirement by disclosing that information to an establishment or agent of the Retrocessionaire within the European Economic Area, as nominated by the Retrocessionaire in writing from time to time. If, from time to time, the Retrocessionaire has not nominated such an establishment or agent, the Retrocedant is relieved from its obligation to disclose that information until such an establishment or agent has been nominated and the Retrocedant has had a reasonable opportunity to make the disclosure.

18.	CURRENCY

18.1	All payments and calculations under this Agreement shall be made in the currency in which the underlying business or liability is denominated.

18.2
Any amount to be converted from one currency into a second currency for the purpose of this Agreement shall be converted into an equivalent amount at the Relevant Date at the Conversion Rate prevailing at the Relevant Date.

19.	ANNOUNCEMENTS

19.1
Subject to Clauses 19.2 and 19.3, no Party shall, without the prior written consent of the other Parties, make any announcement of this Agreement, the transaction which is given effect by this Agreement, or any matter ancillary thereto.

19.2
The Parties shall act reasonably in response to a request from any other Party for permission to make any announcement of the transactions given effect by or referred to in this Agreement or any matter ancillary thereto.

19.3	The restrictions in Clause 19.1 shall not apply:

19.3.1
to an announcement, communication or disclosure that is required to be made by Applicable Law and Regulation (provided that, to the extent permitted by Applicable Law and Regulation, the Party required to make the announcement, communication or disclosure shall consult with the other Parties prior to such disclosure and use reasonable endeavours to minimise the disclosure to such information as is required by the Applicable Law and Regulation);

19.3.2	to any reference to the transaction given effect by this Agreement in a Party's financial statements or regulatory returns or in disclosures to rating agencies;

19.3.3	to disclosures reasonably required in order to enforce a Party's rights under this Agreement or another Transaction Document to which it is a party; and

19.3.4
to any reference to the transaction given effect by this Agreement (whether alone or together with, or aggregated with, other transactions) by a Party in any financial or other reports or presentations to investors provided that the identity of the Parties is not disclosed in connection with such reference without that other Party's prior written consent (not to be unreasonably withheld or delayed).

20.	COSTS
Except where this Agreement provides otherwise, each Party shall pay its own costs relating to the negotiation, preparation, execution and implementation by it of this Agreement and of each document referred to herein.

21.	FURTHER ASSURANCE
Each Party agrees to perform (or procure the performance of) such further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by Applicable Law and Regulation or as the other Party may reasonably require to implement and/or give effect to this Agreement and the transactions contemplated by it and for the purpose of vesting in the other Party the full benefit of this Agreement.

22.	ENTIRE AGREEMENT

22.1
This Agreement, the Transaction Documents and the Constitutional Documents of the Retrocessionaire constitute the entire agreement and understanding, and supersede any previous agreements between the Parties relating to the subject matter of this Agreement.

22.2	In the event of any conflict between the provisions of this Agreement and the provisions of any other document referred to in it, the provisions of this Agreement will prevail.

22.3
Each Party acknowledges and represents that it has not relied on or been induced to enter into this Agreement by a representation, warranty or undertaking (whether contractual or otherwise) which is not expressly set out in this Agreement.

22.4
A Party is not liable to another Party and will not have any remedy (in equity, contract or tort (including negligence) under the Misrepresentation Act 1967 or in any other way) for a representation, warranty or undertaking that is not expressly set out in this Agreement.

22.5	The Retrocedant has no duty or obligation to make, whether in anticipation of entering into this Agreement or otherwise, any disclosure, representation or warranty.

22.6
The Retrocessionaire hereby waives any remedy it might otherwise have to avoid this agreement by reason of any breach by the Retrocedant or any other person, including an agent of the Retrocedant, of the duty of utmost good faith (which does not apply to or in respect of this Agreement) or any duty or obligation to make, whether in anticipation of this Agreement or otherwise, any disclosure or representation.

22.7
The Parties agree that where the Retrocessionaire or the Company breaches any provision of this Agreement, then damages may not be a sufficient remedy and the Retrocedant shall be entitled to seek such legal or equitable remedies or relief as are available to it, including injunctive relief (whether interim or final) and specific performance. Further, the Retrocessionaire and the Company agree that if the Retrocedant brings an action seeking an equitable remedy to enforce the provisions of Clauses 12 of this Agreement, neither of them will oppose the granting of such remedy, whether on the ground that there is or are suitable alternative remedy(ies) or otherwise.

22.8	This Clause 22 shall not exclude any liability for, or remedy in respect of, fraud.

23.	WAIVERS

23.1
Except where this Agreement provides otherwise, no failure or delay by any Party in exercising any right or remedy provided by Applicable Law and Regulation under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

23.2	Except where this Agreement provides otherwise the rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

24.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999
Save for the persons referred to in Part E of Schedule 4, a person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

25.	SEVERABILITY
If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The Parties shall then use their reasonable endeavours to replace the invalid or unenforceable provision by a valid and enforceable provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision thereby replaced.

26.	VARIATION

26.1
No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

26.2
Unless expressly agreed in writing by the Parties, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

27.	ASSIGNMENT AND SUBCONTRACTING
Other than in accordance with Clause 10.1.3, a Party may not novate, assign, transfer or create any trust in respect of, or purport to novate, assign, transfer or create any trust in respect of a right or obligation under this Agreement without having first obtained the other Party's written consent or in the case of the Retrocedant, without having first obtained the written consent of the Company only.

28.	NOTICES

28.1
Save in relation to Schedule 4, in relation to which the provisions of Part D of Schedule 4 shall apply, a notice or other communication under or in connection with this Agreement (a "Notice") shall be:

28.1.1	in writing;

28.1.2	in the English language; and

28.1.3
delivered personally or sent by first class post prepaid recorded delivery (and air mail if overseas) to the Party due to receive the Notice to the address set out in Clause 28.3 or to an alternative address or person specified by that Party by not less than seven days' written notice to the other party received before the Notice was despatched.

28.2	Unless there is evidence that it was received earlier, a Notice is deemed given if:

28.2.1	delivered personally, when left at the address referred to in Clause 28.3;

28.2.2	sent by mail, except air mail, 2 Business Days after posting it; and

28.2.3	sent by air mail, 6 Business Days after posting it.

28.3	The address referred to in Clause 28.1 is:

Name of Party	Address	Marked for the attention of
Retrocedant	O'Hara House, One Bermudiana Road, Hamilton HM08, Bermuda	General Counsel
Retrocessionaire	O'Hara House, One Bermudiana Road, Hamilton HM08, Bermuda	Company Secretary
Company	O'Hara House, One Bermudiana Road, Hamilton HM08, Bermuda	Company Secretary

29.	GOVERNING LAW
This Agreement and any dispute, controversy or claim arising out of or relating to this Agreement shall be governed by English law save only in respect to Segregated Account Matters which shall be governed by Bermuda law.

30.	EXPERT RESOLUTION

30.1
Where, pursuant to Clauses 5.4, 8.13.1, 11.3 or Part C of Schedule 4 of this Agreement a dispute is referred for Expert determination, the provisions of this Clause 30 shall apply. The Expert shall be an independent actuary appointed in accordance with this Clause 30 (the "Expert"). The Expert shall be jointly appointed by the Actuaries or, failing agreement on such appointment, the President for the time being of the UK Institute and Faculty of Actuaries) for resolution.

30.2
In performing his obligations under Clause 30.1, the Expert shall act in good faith and give due weight to the objects of this Agreement. The Expert shall act as an expert and not an arbitrator and his decision shall (in the absence of manifest error) be final and binding on the Parties.

30.3
Each Party shall upon request provide the Expert with such information as is within its possession or control and reasonably required by the Expert save if to do so would breach any Applicable Law and Regulation.

30.4	The Expert shall deliver a final and binding award within 40 Business Days of the date of his appointment.

30.5
The Parties expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge the Expert's determination, other than in the case of manifest error.

30.6	The cost of the Expert shall be borne between the Retrocedant and the Retrocessionaire in such proportions as shall be determined by the Expert.

30.7
If a dispute arises under this Agreement in relation to an issue which has been raised but not yet determined under either of the other XL Retrocession Agreements, the Parties agree that such dispute hereunder will be joined to and conducted together with the dispute under such other XL Retrocession Agreement and any agreement or determination so made shall be binding on all Parties to this Agreement. A Party shall not be obliged to comply with this Clause 30.7 where such Party determines, acting reasonably, that due to differences in the Applicable Law and Regulation under this Agreement and the “Applicable Law and Regulation” under another XL Retrocession Agreement, complying with this Clause 30.7 would be illegal, invalid or unlawful. This Clause 30.7 shall cease to apply in respect of any XL Retrocession Agreement on termination of that XL Retrocession Agreement.

31.	JURISDICTION

31.1
Subject to Clause 30, the courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement (a "Dispute") including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity.

31.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

31.3
Subject to Clause 32, the Parties agree that the documents which start any proceedings relating to a Dispute ("Proceedings") and any other documents required to be served in relation to those Proceedings may be served on a Party in accordance with Clause 28. These documents may, however, be served in any other manner allowed by law. This Clause 31.3 applies to all Proceedings wherever started.

32.	PROCESS AGENT

32.1
Each party which is not a company incorporated in England and Wales shall at all times maintain an agent for service of process in England. The Retrocessionaire and the Company irrevocably appoint GreyCastle Services Limited whose registered office is at 20-22 Bedford Row, London WC1R 4JS, England and the Retrocedant irrevocably appoint XL Services UK Limited at its registered office from time to time (the "Process Agent") as their agent for such purpose.

32.2
Without prejudice to any other permitted mode of service, each Party agrees that service of any claim form, notice or other document for the purpose of any Proceedings begun in England shall be duly served upon it if served on the Process Agent appointed by it in any manner permitted by the Civil Procedure Rules, whether or not it is forwarded to the Party.

32.3
If for any reason the Process Agent appointed by any Party at any time ceases to act as such, the Party shall promptly appoint another such agent and promptly notify the other parties of the appointment and the new Process Agent's name and address. If the Party concerned does not make such an appointment within 7 Business Days of such cessation, then any other Party may do so on its behalf and shall notify the other Parties if it does so.

33.	DELAYS, ERRORS AND OMISSIONS
Any inadvertent delay or error, in complying or omission to comply with the terms and conditions of this Agreement by one Party will not relieve any other party hereto from any obligation which would attach to it hereunder if such error, omission or delay had not been made, except to the extent that the obligation cannot be performed by reason of the delay error or omission, provided such error, omission or delay is rectified promptly upon discovery (and at the expense of the Party that delays, errs or omits to act) . Nothing contained in this Clause shall be held to impose obligations on any Party greater than would have attached hereunder had such error or omission not occurred.

34.	COUNTERPARTS
This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which is an original and all of which together evidence the same agreement.

RETROCESSION AGREEMENT BETWEEN
XL RE LTD AND XL LIFE REINSURANCE (SAC) LTD. (FOR
ITSELF AND ACTING IN RESPECT OF ITS SEGREGATED ACCOUNT XL-1)
EXECUTION PAGE

Executed by the Parties
/s/ Mark Twite
Signed by	)
XL Re Ltd	)
Signature

RETROCESSION AGREEMENT BETWEEN
XL RE LTD AND XL LIFE REINSURANCE (SAC) LTD. (FOR
ITSELF AND ACTING IN RESPECT OF ITS SEGREGATED ACCOUNT XL-1)
EXECUTION PAGE

Signed by	)	/s/ Mary A. Hayward
XL Life Reinsurance (SAC) Ltd	)
(in respect of its segregated account XL-1))
Signature

RETROCESSION AGREEMENT BETWEEN
XL RE LTD AND XL LIFE REINSURANCE (SAC) LTD. (FOR
ITSELF AND ACTING IN RESPECT OF ITS SEGREGATED ACCOUNT XL-1)
EXECUTION PAGE

Signed by	)	/s/ Mary A. Hayward
XL Life Reinsurance (SAC) Ltd	)
Signature